Serina Therapeutics Welcomes Karen J. Wilson to its
Board of Directors

HUNTSVILLE, AL, Jan. 14, 2025 (GLOBE NEWSWIRE) -- Serina Therapeutics, Inc. (“Serina”) (NYSE American: SER), a clinical-stage biotechnology company developing its proprietary POZ Platform™ drug delivery technology, today announced the appointment of Karen J. Wilson to the Board of Directors.

"We are excited to welcome Karen to the Board of Directors. Karen’s financial expertise and deep understanding of the biotech landscape will play a crucial role in guiding our strategic initiatives and delivering transformative therapies to patients,” said Steve Ledger, Serina’s Chief Executive Officer.

Ms. Wilson brings over three decades of leadership experience in the life sciences sector. She currently serves as a board director for Connect Biopharma Holdings Limited, Elicio Therapeutics, Inc. and LAVA Therapeutics N.V. Previously, she held the position of Senior Vice President of Finance at Jazz Pharmaceuticals plc, where she also served as Principal Accounting Officer and Vice President of Finance. Prior to joining the Jazz Pharmaceuticals organization in February 2011, she held senior finance roles at PDL BioPharma, ViroLogic, and Novare Surgical Systems and was a consultant and auditor for Deloitte & Touche LLP. Ms. Wilson is a Certified Public Accountant and received a B.S. in Business from the University of California, Berkeley.

Ms. Wilson stated, "I am excited to join Serina at such a pivotal time in its growth. I look forward to working with the talented executive team and fellow board members to help drive the company's vision forward and make a meaningful impact in the lives of patients."

Serina also announced the departure of Steven Mintz from its Board of Directors. Mr. Ledger stated, “We thank Steven for his contributions to Serina’s transition from private to public company and our positioning for future growth.”

About the POZ Platform™

Serina’s proprietary POZ technology is based on a synthetic, water soluble, low viscosity polymer called poly(2-oxazoline). Serina’s POZ technology is engineered to provide greater control in drug loading and more precision in the rate of release of attached drugs delivered via subcutaneous injection. The therapeutic agents in Serina’s product candidates are typically well-understood and marketed drugs that are effective but may be limited by pharmacokinetic profiles that can include toxicity, side effects and short half-life. Serina believes that by using POZ technology, drugs with narrow therapeutic windows can be designed to maintain more desirable and stable levels in the blood.

Serina’s POZ platform delivery technology has potential for use across a broad range of payloads and indications. Serina intends to advance additional applications of the POZ platform via out-licensing, co-development, or other partnership arrangements, including the non-exclusive license agreement with Pfizer, Inc. to use Serina’s POZ polymer technology for use in lipid nanoparticle drug (LNP) delivery formulations.

About Serina Therapeutics

Serina is a clinical-stage biotechnology company developing a pipeline of wholly owned drug product candidates to treat neurological diseases and other indications. Serina’s POZ PlatformTM provides the potential to improve the integrated efficacy and safety profile of multiple modalities including small molecules, RNA-based therapeutics and antibody-based drug conjugates (ADCs). Serina is headquartered in Huntsville, Alabama on the campus of the HudsonAlpha Institute of Biotechnology.

For more information, please visit https://serinatherapeutics.com.

Cautionary Statement Regarding Forward-Looking Statement
This release contains forward-looking statements within the meaning of federal securities laws. These statements are based on management’s current expectations, plans, beliefs or forecasts for the future, and are subject to uncertainty and changes in circumstances. Any express or implied statements in this press release that are not statements of historical fact, including statements about the potential of Serina’s POZ polymer technology, are forward-looking statements that involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things, the uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from our clinical studies; whether and when any applications may be filed for any drug or vaccine candidates in any jurisdictions; whether and when regulatory authorities may approve any potential applications that may be filed for any drug or vaccine candidates in any jurisdictions, which will depend on a myriad of factors, including making a determination as to whether the product’s benefits outweigh its known risks and determination of the product’s efficacy and, if approved, whether any such drug or vaccine candidates will be commercially successful; decisions by regulatory authorities impacting labeling, manufacturing processes, safety and/or other matters that could affect the availability or commercial potential of any drug or vaccine candidates; and competitive developments. These risks as well as other risks are more fully discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2023, the company’s Current Report on Form 8-K that was filed with the SEC on April 1, 2024, and the company’s other periodic reports and documents filed from time to time with the SEC.

The information contained in this release is as of the date hereof, and Serina assumes no obligation to update forward-looking statements contained in this release as the result of new information or future events or developments.

For inquiries, please contact:
Stefan Riley
sriley@serinatherapeutics.com
(256) 327-9630